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                                                                       Exhibit 5

                                  June 30, 2004


The Board of Directors
GTSI Corp.
3901 Stonecroft Boulevard
Chantilly, Virginia 20151-1010

Gentlemen:

         We have acted as counsel to GTSI Corp., a Delaware corporation (the "Company"), with respect to the Company's Registration Statement on Form S-8, filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 850,000 shares of Common Stock, par value $.005 per share (the "Shares"), which are subject to the GTSI Corp. 1991 Employee Stock Purchase Plan (the "Plan").

         As counsel to the Company, we have examined such records and documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that the 850,000 Shares subject to the Plan, when issued or delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.

                                                     Very truly yours,


                                                     ARENT FOX, PLLC